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                                                                    EXHIBIT 23.1


The Board of Directors
Pillowtex Corporation:



We consent to the incorporation by reference in registration statements (nos. 33-65408, 33-84624, 33-81478, 333-39191 and 333-57727) on Form S-8 of Pillowtex
Corporation of our report dated June 26, 2000, relating to the statements of net assets available for benefits of Pillowtex Corporation 401(k) Plan as of December 31, 1999 and 1998, the statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of Pillowtex Corporation 401(k) Plan.

/s/ KPMG LLP

Dallas, Texas
June 28, 2000